Exhibit 10.1
AMENDMENT TO GASCO ENERGY, INC. EMPLOYMENT AGREEMENT
     WHEREAS,                                         (“Executive”) and Gasco Energy, Inc. (the “Company”) have heretofore entered into an employment agreement (the “Agreement”), effective as of January 2, 2003, pertaining to the terms and conditions of Executive’s employment by the Company; and
     WHEREAS, the Executive and the Company desire to amend the Agreement;
     NOW, THEREFORE, the Agreement shall be and is hereby amended, effective as of January 1, 2009:
     1. The lead-in clause to Section 4 of the Agreement shall be deleted and the following shall be substituted therefor:
     “Executive’s employment with the Company shall be terminated:”
     2. The second sentence of Section 4.4 of the Agreement shall be deleted and the following shall be substituted therefor:
“Should the Company (i) materially diminish Executive’s authority, duties or responsibilities or (ii) act or fail to act in a way that constitutes a material breach by the Company of this Agreement, this Agreement shall terminate, at Executive’s option, subject to provisions for payment of compensation as specified under Section 5.5 of this Agreement; provided, however, that Executive must provide notice to the Company of the existence of the condition or conditions described in items (i) and (ii) no later than thirty (30) days after the initial existence of the condition or of the first condition to occur if there are multiple conditions and may not terminate his employment with entitlement to compensation as specified under Section 5.5 of this Agreement if the Company remedies the condition or conditions within thirty (30) days following receipt of his notice. Upon the expiration of the thirty (30)-day notice period described in the preceding sentence, the Executive must then terminate his employment with the Company within thirty (30) days to be entitled to payment of the compensation specified under Section 5.5 of this Agreement.”
     3. Section 4.8 of the Agreement shall be deleted and the following shall be substituted therefore:
     “4.8 Following a Change of Control as defined in subsection 5.5.5 below.”
     4. Section 5.2.3 of the Agreement shall be deleted and the following shall be substituted therefor:
“5.2.3 Bonus Compensation payments due hereunder shall be made within fifteen (15) days after the Company has received the signed audit report covering the year-end financial statements provided that the Executive remains employed by the Company until the date the Company receives such signed audit report. If the Executive does not remain employed by the Company until the date the Company receives such signed audit report, he shall forfeit any right to Bonus Compensation payments pursuant to this Section 5.2 for the fiscal year to which the audit report relates.”
     5. The following sentence shall be added to Section 5.5.2 immediately prior to the last sentence thereof:
“Executive shall also be entitled to a cash payment equal to the Bonus Compensation amount which was paid to him for the last Company fiscal year for which he was paid Annual Bonus Compensation increased by a factor of 100% percent.”
     6. The following shall be added at the end of Section 5.5.2 of the Agreement:
“Amounts payable to Executive pursuant to this Section 5.5.2 (other than any Annual Salary, Bonus Compensation and vacation accrued but unpaid through the date of termination of employment which are required to paid to Executive on the date of termination of employment) shall be paid to the Executive in a single lump sum payment no later than 60 days following the date of Executive’s termination of employment with the Company.”
     7. The text of Section 5.5.3 of the Agreement shall be deleted and the entry “[This Section Left Intentionally Blank]” shall be substituted therefor.
     8. The lead-in phrase to the first sentence of Section 5.5.4 of the Agreement shall be deleted and the following shall be substituted therefor:
“In the event that Executive’s employment is terminated following a Change of Control (as hereinafter defined) and prior to the end of the calendar year in which such Change of Control occurred,”
     9. The lead-in phase to the second sentence of Section 5.5.4 of the Agreement shall be deleted and the following shall be substituted therefor:
“Upon termination of Executive’s employment following a Change of Control and prior to the end of the calendar year in which such Change of Control occurred,”
     10. The following item will be added to Section 5.5.4 of the Agreement:
     “c) Executive shall also be entitled to a cash payment equal to the Bonus Compensation amount which was paid to him for the last Company fiscal year for which he was paid Annual Bonus Compensation increased by a factor of 100% percent.”

     11. The following shall be added at the end of Section 5.5.4 of the Agreement:
“The additional compensation payable to the Executive pursuant to a) or b), as applicable, and c) of this Section 5.5.4 shall only become payable if Executive terminates his employment with the Company no later than the last day of the calendar year in which the Change of Control and shall be paid to Executive at the time selected by the Company but in no event later than the fifteenth day of the third month immediately following the calendar year in which the Change of Control occurred.”
     12. The following new Sections 5.5.6 and 5.5.7 shall be added to Section 5.5 of the Agreement:
“5.5.6 Should any amount payable pursuant to this Agreement upon Executive’s termination of employment constitute deferred compensation which is subject to Section 409A of the Internal Revenue Code, payment of such amount shall be deferred for a period of six months following such termination of employment if required pursuant to Section 409A(a)(2)(B)(i) of the Internal Revenue Code.
5.5.7 For purposes of this Section 5.5, Executive’s employment with the Company will only be deemed to be terminated if such termination constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code and Treasury Regulations promulgated thereunder.”
     13. As amended hereby, the Agreement is specifically ratified and reaffirmed.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 31st day of December, 2008.

THE COMPANY:	EXECUTIVE:

GASCO ENERGY, INC.

By:	By:

SCHEDULE A
     Pursuant to Instruction 2 to Item 601 of Regulation S-K, this schedule identifies the documents omitted from Gasco Energy, Inc.’s (the “Company”) Current Report on Form 8-K filed on January 7, 2009, regarding the respective amendments to the employment agreements between the Company and certain executives thereof entered into on December 31, 2008. The documents listed below did not materially differ from the form of amendment to employment agreement filed as Exhibit 10.1 to such Current Report on Form 8-K.
Title of Document:
Amendment to Employment Agreement, dated as of December 31, 2008 and effective as of January 1, 2009, between Gasco Energy, Inc. and Mark A. Erickson.
Amendment to Employment Agreement, dated as of December 31, 2008 and effective as of January 1, 2009, between Gasco Energy, Inc. and Michael K. Decker.
Amendment to Employment Agreement, dated as of December 31, 2008 and effective as of January 1, 2009, between Gasco Energy, Inc. and W. King Grant.